Free Writing Prospectus

Dated January 16, 2019

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-01

$1.5bln CarMax (CARMX) 2019-1

JOINT BOOKRUNNERS : Credit Suisse (str), Barclays, Wells Fargo

CO-MANAGERS : MUFG, Scotia, SMBC, TD

CLS	$AMT(MM)	WAL	S&P/FITCH	P.WIN	L.FNL	BNCH	SPRD	YLD%
A1	277.000	0.28	A-1+/F1+	1-7	01/2020	IntL -	1	2.78007
A2A	412.000	1.16	AAA/AAA	7-22	07/2022	EDSF +	31	3.045
A2B	100.000	1.16	AAA/AAA	7-22	07/2022	1mL +	31
A3	493.900	2.64	AAA/AAA	22-43	03/2024	IntS +	40	3.074
A4	107.910	3.84	AAA/AAA	43-48	08/2024	IntS +	65	3.283
B	42.170	3.98	AA/AA	48-48	11/2024	IntS +	85	3.479
C	39.910	3.98	A/A	48-48	01/2025	IntS +	115	3.779
D	27.110	3.98	BBB/BBB	48-48	08/2025	IntS +	145	4.079

* Exp. Settle: 01/23/19	* Format: Public/SEC
* First Pay Date: 02/15/19	* ERISA: Yes
* Px Speed: 1.30% ABS to 10% Call	* Min Denoms: $5k by $1k
* Timing: PRICED	* B&D: Credit Suisse

* IntexNet : csfcarmax_2019-1_mkt_1200    Passcode : 36X6

* Roadshow : www.dealroadshow.com    Passcode : CAOT191

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.